Exhibit 10.5

MANAGEMENT SERVICES AGREEMENT

by and between

TRINITY LIFESTYLES MANAGEMENT II, LLC

(Management Company)

and

CHT ACWORTH GA TENANT CORP.

(Tenant)

DOGWOOD FOREST OF ACWORTH

Acworth, Georgia

December 18, 2012

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT, is made as of the 18th day of December, 2012 (the “Effective Date”) by and between CHT Acworth GA Tenant Corp., a Delaware corporation (“Tenant”), and Trinity Lifestyles Management II, LLC, a limited liability company organized under the laws of the State of Georgia (hereinafter “Management Company”).

WITNESSETH:

WHEREAS, CHT Acworth GA Owner, LLC (“Landlord”), has acquired fee title to an approximately 2.7 acre parcel located in Acworth, Georgia, as more particularly described on Exhibit A (the “Land”), upon which Landlord intends to develop a senior living community known as Dogwood Forest of Acworth (the “Community”); and

WHEREAS, Tenant and Landlord have entered into a lease agreement with respect to the Land and, once developed, the Community; and

WHEREAS, effective as of the Effective Date, Tenant wishes to engage Management Company, and Management Company wishes to provide certain services to Tenant during the term of this Agreement from and after the Commencement Date, as hereinafter defined, relating to the management of the Community, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, in consideration of the mutual provisions and covenants herein contained, agree as follows:

ARTICLE 1.

1.1 Definitions. The following terms shall have the meanings set forth below when capitalized herein:

“Adjusted NOI” means (i) when calculating First Tier Excess Cash Flow, an amount equal to NOI less the FF&E Reserve Payment and (ii) when calculating Second Tier Excess Cash Flow, an amount equal to NOI less Adjusted FF&E Reserve Payment

“Adjusted FF&E Reserve Payment” means the amount equal to $1,000 multiplied by the total number of rental units on an annual basis (prorated for any partial Fiscal Year during the Term), and increasing on the first day of each Effective Year during the Term by the lesser of CPI and three percent (3%) over the prior Effective Year, and as may be further adjusted by Tenant and Management Company. The term “Adjusted FF&E Reserve Payment” is used herein solely for the purposes of calculating Second Tier Excess Cash Flow.

“Administrator” shall mean such individual employed by Management Company, at the expense of the Community as an Operating Expense. The Administrator will be under the direct supervision of the Management Company, who is responsible for the daily operations of the Community.

“Affiliate” has the following meaning: two entities are “Affiliates” if

(a)	one of the entities is a Subsidiary of the other entity;

(b)	both of the entities are Subsidiaries of the same entity; or

(c)	both of the entities are Controlled by the same Person.

“Agreement” means this Management Services Agreement, together with any amendments hereto entered into by the parties from time to time.

“Assistant Administrator” shall have the meaning set forth in Section 2.4(a).

“Base Management Fee” shall have the meaning set forth in Section 3.1(a).

“Budget” shall have the meaning set forth in Section 2.5.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of Georgia.

“Capital Expenditures” shall mean certain expenses for renovations, replacements, maintenance, alterations, improvements or renewals to the Community that are typically classified as capital expenditures in accordance with GAAP; provided however, the parties acknowledge and agree that unit turnover costs shall not be deemed to be Capital Expenditures.

“Commencement Date” shall mean the Opening Date as defined in the Development Agreement.

“Community Operational Materials” shall have the meaning set forth Section 2.13.

“Competitive Analysis” shall have the meaning set forth in Section 2.6(d)(v).

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership,

(c) and “Controlled” has a corresponding meaning.

“CPI” shall mean the Consumer Price Index for All Urban Consumers with a base of 1982-1984 published by the United States Bureau of Labor Statistics.

“Development Agreement” shall mean that certain Development Agreement between Solomon Senior Living Holdings IV-Dogwood Acworth, LLC, and Landlord, dated as of the Effective Date.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Effective Year” shall mean a period beginning on the first day of the month following the month of the Commencement Date and continuing for a one-year period. Each Effective Year shall begin on the same month and day as the first Effective Year.

“First Tier Excess Cash Flow” shall mean an amount, if any, equal to Adjusted NOI in excess of the First Tier Incentive Threshold.

“First Tier Incentive Management Fee” shall have the meaning set forth in Section 3.1(b).

“First Tier Incentive Threshold” shall mean an amount equal to Two Million One Hundred Thousand Dollars ($2,100,000), prorated for any partial Fiscal Year during the Term, and increasing on the first day of each Stabilization Year during the Term, commencing with the second (2nd) Stabilization Year, by the lesser of CPI and three percent (3%) over the prior Stabilization Year.

“Fiscal Year” shall mean each calendar year during the Term. The period from the Commencement Date through December 31 of the year in which the Commencement Date occurs shall be the first Fiscal Year.

“Fixed Asset Supplies” means supply items necessary for the operation of the Community.

“FF&E Reserve” shall have the meaning set forth in Section 2.7.

“FF&E Reserve Payment” means the amount equal to $500 multiplied by the total number of rental units on an annual basis (prorated for any partial Effective Year during the Term), and increasing on the first day of each Effective Year during the Term, commencing with the second (2nd) Fiscal Year, by the lesser of CPI and three percent (3%) over the prior Effective Year, and as may be further adjusted by Tenant and Management Company in connection with the required amounts set forth in the approved Budget pursuant to the terms of Section 2.5.

“GAAP” means generally accepted accounting principles in the United States.

“HIPAA” shall have the meaning set forth in Section 8.12.

“Incentive Management Fee” shall have the meaning set forth in Section 3.1(b).

“Initial Term” shall have the meaning set forth in Section 2.1.

“Inventories” means inventories as defined by GAAP and provisions in storerooms, medical supplies, other merchandise intended for sale, mechanical supplies, stationery and other expenses, supplies and similar items.

“Land” has the meaning set forth in the Recitals.

“Landlord” has the meaning set forth in the Recitals.

“Legal Requirements” means any (i) law, code, rule, ordinance or regulation applicable to Tenant, Management Company and/or the Community or the operation thereof; (ii) any order of any governmental authority having jurisdiction over Tenant, Management Company and/or the Community or the operation thereof; and (iii) any law, code, rule, regulation, bulletin, decision, ruling or opinion applicable to reimbursement by Medicare, Medicaid or any other governmental healthcare program for services or items rendered by the Community.

“Management Fees” means the Base Management Fee and Incentive Management Fee.

“Management Company” has the meaning set forth in the Recitals.

“Management Company Losses” shall have the meaning set forth in Section 8.1.

“Management Company Default” shall have the meaning set forth in Section 7.1.

“Mortgagee” means the holder of any Community Mortgage.

“NOI” means Revenues less Operating Expenses.

“Operating Account” has the meaning set forth in Section 2.7(b).

“Operating Expenses” means any or all, as the context requires, of the following: (i) all costs and expenses incurred in connection with the operation, management and maintenance of the Community, including, without limitation, all administrative and general expenses, expenses relating to employment of employees at the Community, advertising and business promotion expenses; (ii) Management Fees; (iii) the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Community; (iv) costs and expenses for preparation of claims and billing submissions; (v) insurance costs; (vi) all real property and personal property taxes and assessments; (vii) those costs and expenses that are expressly identified as Operating Expenses in this Agreement; (viii) budgeted costs related to accounting software fees and Management Company’s server utilization fees; (ix) costs incurred to prepare a unit for an incoming resident and (x) any other non capital costs and expenses incurred in connection with the operation of the Community or as are specifically provided for elsewhere in this Agreement. Operating Expenses shall not include any deductions for interest for property debt service, or depreciation or amortization, income, taxes, franchise taxes or similar taxes, or rent payable from Tenant to Landlord pursuant to the lease for the Community, or costs relating to the Landlord’s or Tenant’s ownership structure nor shall Operating Expenses include costs incurred by Management Company’s or Tenant’s corporate offices, including salaries, other staffing related costs, corporate overhead, and any other charges unless they are used in the direct operations of the Community and are approved in advance in writing by the Tenant.

“Performance Termination Threshold” shall mean One Million Seven Hundred Thousand Dollars ($1,700,000) for the first Stabilization Year, and shall increase on the first day of each Stabilization Year thereafter during the Term by the lesser of CPI and three percent (3%) over the previous Stabilization Year.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Qualified Health Care Property” shall mean a hospital, nursing Community, assisted living Community, congregate care Community, qualified continuing care Community (as defined in Section 7872(g) of the Code), or other licensed Community which extends medical or nursing or ancillary services to patients and which is operated by a provided of such services which is eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such Community.

“Receivables” means all billed and unbilled accounts receivable, trade receivables, work in progress, notes receivable and other receivables arising out of or related to the Community.

“Renewal Term” shall have the meaning set forth in Section 2.1.

“Revenues” shall mean, for the applicable period of time, but without duplication, all gross revenues and receipts of every kind derived by or for the benefit of Tenant, Management Company or their affiliates from operating or causing the operation of the Community and all departments and parts thereof, determined in accordance with GAAP for each accounting period (with the exception of any pass-through fees), including, but not limited to: income from both cash and credit transactions (after reasonable deductions for rent concessions or rebates given, paid or returned in ordinary course of obtaining Revenues, bad debt allowance, discounts for prompt or cash payments, refunds and credit card payment fees) from rental or subleasing of every kind; community fees; monthly occupancy fees; healthcare fees and ancillary service fees received pursuant to various agreements with residents of the Community; license, lease and concession fees and rentals, off premises catering, if any, and parking; income from vending machines; proceeds, if any, from business interruption (but only to the extent it reimburses Tenant for lost income and not for additional or other expenses) or other loss of income insurance; club membership fees; income from food and beverage and catering sales; wholesale and retail sales of merchandise (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of the Community); and service charges, to the extent not distributed to Community employees as gratuities; all determined in accordance with GAAP; provided, however, that Revenues shall not include the following: (i) management fees or reimbursements paid by Tenant to Management Company pursuant to this Agreement; (ii) gross receipts of revenue generated by lessees, sublessees, licensees or concessionaires; (iii) gratuities to Community employees; (iv) federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from residents or guests of the Community or included as part of the sales price of any goods or services; (v) proceeds of any insurance policy (except for loss of income insurance as provided above) or condemnation or other taking; (vi) any proceeds from any sale of the Community or any other capital transaction; (vii) proceeds of any financing or refinancing of any debt encumbering the Community or any portion thereof; (viii); proceeds from the disposition of furnishings, fixtures and equipment or any capital asset no longer necessary for the operation of the Community; (ix) and interest received or accrued with respect to amounts deposited in any operating or reserve accounts of the Community; (x) security deposits until such time as the same are applied to current fees due for services rendered for the Community; (xi) awards of damages, settlement proceeds and other payments received by Tenant in respect of any litigation other than litigation to collect fees due for services rendered from the Community or otherwise compensating Tenant or Landlord for lost revenue; and (xii) payments under any policy of title insurance. Any community fees or deposits or other amounts that are refunded to a resident shall be credited against Revenues during the month in which such refunds are made, if previously included in Revenues.

“Second Tier Excess Cash Flow” shall mean an amount, if any, equal to Adjusted NOI in excess of the Second Tier Incentive Threshold.

“Second Tier Incentive Management Fee” shall have the meaning set forth in Section 3.1(b) hereof.

“Second Tier Incentive Threshold” shall mean an amount equal to Two Million Four Hundred Thousand Dollars ($2,400,000), prorated for any partial Fiscal Year during the Term, and increasing on the first day of each Stabilization Year during the Term, commencing with the second (2nd) Stabilization Year, by the lesser of CPI and three percent (3%) over the prior Stabilization Year.

“Shared Services” means costs incurred by Management Company in connection with providing services to, and allocated equitably among, senior living communities operated by Management Company or its Affiliates, which shall not include general corporate overhead. Shared Services allocated to the Community shall be an Operating Expense and set forth in the Approved Operating Budget for each Fiscal Year. Tenant shall have the right to approve, in its reasonable discretion, any increase in Shared Services expenses at the Community over the amount set forth in the initial budget approved in the Development Agreement.

“Stabilization Date” shall mean the date which is the earlier to occur of (i) the first day of the thirty seventh (37th) month following the month in which the Opening Date occurred, and (ii) the first day of the month following the month in which the Community first achieves either ninety three percent (93%) unit occupancy or ninety four percent (94%) resident occupancy.

“Stabilization Year” shall mean a period beginning on the first day of the month following the month of the Stabilization Date and continuing for a one-year period. Each Stabilization Year shall begin on the same month and day as the first Stabilization Year.

“Subordinated Base Management Fee” shall have the meaning set forth in Section 3.1(c).

“Subordination Threshold” means One Million Nine Hundred Thousand Dollars ($1,900,000) during each Fiscal Year (and prorated for any partial Fiscal Year) during the Term, and increasing on the first day of each Stabilization Year during the Term, commencing with the second (2nd) Stabilization Year, by the lesser of CPI and three percent (3%) over previous Stabilization Year.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Tenant” means CHT Acworth Tenant Corp.

“Tenant Default” shall have the meaning set forth in Section 7.2.

“Tenant Losses” shall have the meaning set forth in Section 8.2.

“Term” means the Initial Term and any applicable Renewal Term.

“Threshold Shortfall” shall have the meaning set forth in Section 3.1(c).

ARTICLE 2.

OPERATING TERMS AND APPOINTMENT AND EMPLOYMENT OF MANAGEMENT COMPANY AS AGENT AND GENERAL MANAGEMENT COMPANY OF THE COMMUNITY

2.1 Term. The initial term of this Agreement shall commence on the Commencement Date and shall continue for a period of ten (10) years thereafter subject to earlier termination as set forth in Article 7 hereof (the “Initial Term”). Management Company shall have the right to extend the term for up to two (2) additional terms of five (5) years each (each, a “Renewal Term”) by providing written notice of such election to Tenant no sooner than one hundred eighty (180) days and no later than one hundred twenty (120) days prior to the expiration of the then-current Initial Term or first Renewal Term, as applicable, and provided that no Management Company Default remains uncured at the time of delivery of such written notice.

2.2 Employment of Management Company. Tenant hereby appoints Management Company as the sole and exclusive operator of the Community; and Management Company agrees to act as the operator of the Community, to supervise, direct and control the day to day business activities and management of the Community and all phases of its operations in the name of and on behalf of Tenant upon the terms and conditions hereinafter stated. Management Company shall be responsible for managing the Community and all their assets and services in a professional, competent and business-like manner, in compliance with all Legal Requirements and the terms and provisions of this Agreement. Management Company shall, subject to compliance of Tenant with its obligations hereunder, do all things as may be reasonably required to maintain and preserve all necessary licenses, permits and approvals to operate the Community so as to comply with all applicable laws, roles and regulations; provided, however, and notwithstanding any other provisions of this Agreement to the contrary, Management Company shall not be required to expend its own funds in performing any of its obligations herein other than general company matters of Management Company that would be a cost of doing business of Management Company even if this Agreement did not exist (such as maintaining limited liability company from registering to do business in the state where the Community is located, etc. Except as provided for herein, Management Company makes no warranties, express or implied, and shall not assume any financial or other responsibilities in connection with its obligations hereunder and shall not be obligated to contribute its own funds in connection with the management of the Community.

2.3 Retention of Legal Ownership by Tenant. Tenant shall at all times continue to exercise legal ownership over the assets and operations of the Community, and Management Company shall perform its responsibilities as described in this Agreement as agent to Tenant in accordance with written policies and directives adopted by Tenant. Management Company will propose written policies and directives from time to time for adoption by the Tenant. By entering into this Agreement, Tenant does not delegate to Management Company any of the powers, duties, and responsibilities vested in the Tenant by law, or by its Articles of Organization or Operating Agreement. Tenant may, according to the terms of this Agreement (i) direct Management Company to implement existing policies and procedures at the Community as approved by Management Company, (ii) recommendations and proposals made by Management Company, consent to the adoption of policies and procedures of the Community, or (iii) adopt as the policies and procedures of the Community the Tenant’s own proposals as approved by Management Company, subject to any limitations stated herein. Whenever this Agreement calls for the approval of Tenant, such approval shall be expressed in writing, which may be by email, and executed by a duly authorized officer of Tenant. In the absence of any requirement for Tenant consent, then Management Company shall be entitled to rely upon its business judgment, consistent with the terms of this Agreement and the Budget, and act accordingly as agent for the Tenant. Notwithstanding anything herein to the contrary, Tenant shall have all the requisite power and authority to operate the Community as shall be required by the State of Georgia at the minimum level of power and authority to be possessed by the licensed operator of a healthcare Community of the type of Community in the State of Georgia.

2.4 Management Services to be Provided by Management Company. During the Term, Management Company shall, as agent and on behalf of Tenant, manage all aspects of the day-to-day operation of the Community, including, but not limited to, hiring, training, supervising and firing of all Management Company personnel at the Community, accounting as may be required by the Tenant under Section 2.6, billing, collections, setting of rates and charges (which rates and charges, shall, however, be approved in advance by Tenant through the Budget), and general on-site administration. In connection therewith, Management Company (either directly or through supervision of Management Company employees at the Community):

(a)	Select, employ, supervise, train and discharge as Community employees, an adequate staff of housekeepers, maintenance, food service, activity, office and other employees, including an Administrator (the “Administrator”) and Assistant Administrator (the “Assistant Administrator”) for the Community (each of whom may be replaced, from time to time), and promote, direct, assign and discharge all such employees at Management Company’s sole discretion except as provided in the last sentence of this clause (a). All employees shall be employees of Management Company rather than of Tenant, the Tenant shall reimburse Management Company for all salary, payroll taxes and benefits, and other employment related fees and charges of all Management Company employees at the Community. As described above, payment of amounts due to Management Company as reimbursement for the cost of employing the Management Company employees at the Community (including salaries and benefits) will be made as Operating Expenses of the Community, “at cost,” with no additional fee or mark-up for such expenses. Management Company hereby agrees to indemnify and hold harmless Tenant from any losses, damages, claims, expenses or other liabilities, including reasonable legal fees and court costs, arising out of or in connection with a breach or alleged breach of such laws, regulations, or contracts wherein Management Company is proven to be grossly negligent in the performance of its duties and responsibilities. Tenant hereby indemnifies Management Company against any such claims or losses including reasonable legal fees and court costs, arising out of or in connection with a breach or alleged breach of such laws, regulations or contracts wherein Management Company acts in good faith and in a non-negligent manner and in accordance with the terms and conditions of this Agreement. Management Company shall provide for and maintain a basic employee training and testing program with objective standards for all categories of employees which meets or exceeds all governmental and industry requirements for minimum levels of training and degrees of experience, all as specified in the Operating Procedures Manual for the Community, and will provide the State of Georgia minimum required level of staffing for all categories of employees. Management Company shall provide for and maintain fidelity bonds and other appropriate protections with respect to any person with access to funds belonging to the Community.

(b)	With the prior consent of the Tenant by approval of annual budget, establish general salary scales, personnel policies and appropriate employee benefits for all Management Company employees. Employee benefits may include insurance benefits, incentive plans for key employees, and holiday, vacation, personal leave and sick leave policy, consistent with the current policies of the Management Company;

(c)	Issue appropriate bills for services and materials furnished by the Community and use its best efforts to collect accounts receivable and monies owed to the Community; design and maintain customary accounting, billing, resident and collection records; and prepare and file insurance, and any and all other necessary or desirable applications, reports and claims related to revenue production. All rates for services provided by Tenant and for the use of the Community, and any changes therein, shall be subject to approval through the Budget. Tenant expressly assigns, to the extent permitted by applicable law, to Management Company the full right, power and authority as its agent to administer, process and collect on Tenant’s behalf and in its name, all Receivables. Tenant hereby grants Management Company the right to enforce Tenant’s rights as creditor under any contract relating to the rendering of any services at the Community for purposes of collecting accounts receivable and monies owed the Community, and Management Company shall use its best reasonable efforts to collect all such Receivables and monies. Any and all refunds, volume discounts, rebates, reduced rates for timely payment, or other benefits derived from business done at, on or through the Community shall be credited to Tenant and not to Management Company;

(d)	Plan, supervise and conduct a program of regular maintenance and repair of the Community. Management Company shall not make any additions to the Community increasing or decreasing the square foot area, unit count, or licensed bed capacity, without the prior written approval of Tenant. Management Company shall maintain a maintenance log of all repairs, replacements or improvements made to the Community which are capitalized under generally accepted accounting principles;

(e)

Purchase all necessary food, beverages, cleaning and other supplies, equipment, furniture and furnishings for the operation and maintenance of the Community and contract for all necessary services (other than services required to be provided by Management Company hereunder) for the account of Tenant. Unless the consent of Tenant is otherwise obtained, all contracts or agreements entered into by Management Company for the account of the Tenant shall be for a term of one (1) year or less and be less than $25,000 (or $50,000, provided such contract may be terminated by Tenant without fee or penalty upon no more than thirty (30) days notice) in expected annual compensation, and shall provide for payments within the then current Budget, as defined in Section 2.5 hereof. To the extent permitted by law and the terms offered by vendors, Management

Company will offer to the Community the opportunity to participate in any group or volume purchasing contracts in which the Management Company may from time to time participate wherein such participation by the Community, in the sole opinion of Management Company, is deemed to be appropriate and practical, provided that if any such group or volume purchasing contract provides for an administrative fee payable to Management Company or its Affiliates, (i) such administrative fee shall be first disclosed to Tenant before the Community participates in such contract and (ii) Tenant shall have the right to disapprove the Community’s participation in such contract. The Community shall receive, pro rata if applicable, the financial benefits of any purchasing contract concessions, discounts or rebates with respect to any such contracts in which it participates. Any such expenditures not allowed for in the Budget will be subject to the approval of the Tenant.

(f)	Administer, supervise and schedule resident and other services of the Community as required under the Residency Agreement, including the provision of food, and other ancillary services;

(g)	Provide for the orderly payment of accounts payable, employee payroll, taxes, insurance premiums and all other customary obligations of the Community, and timely file all applicable sales tax and/or personal property tax returns for the Community;

(h)	Institute standards and procedures for admitting and discharging residents, for charging residents for services and for collecting the charges from the residents or third parties;

(i)	Furnish to the Community any and all policy manuals needed with reference to the operation of the Community and propose revisions to said policy manuals as is needed from time to time to assure, to the best of Management Company’s ability, that the Community complies with all applicable local, state and federal laws, regulations and requirements, provided that the foregoing does not constitute a guaranty of such compliance by Management Company. All manuals, procedures, guidelines, work product, and other materials generated by Management Company, however, are and shall remain the physical and intellectual property of Management Company and shall remain the exclusive property of Management Company even upon the expiration or termination of this Agreement;

(j)	Procure at all times the insurance requirements of the Tenant as set forth in Article 5 and Exhibit B or as may be required from time to time by a Mortgagee.

(k)	Negotiate and enter into, in the name of and on behalf of Tenant, such agreements, contracts and orders on a competitive price basis as it may deem necessary or advisable for the furnishing of services, concessions and supplies for the operation and maintenance of the Community, subject to the limitations set forth in Section 2.4(e);

(l)	Handle and settle all employee relations matters, provided however, without the prior participation and consent of Tenant which may be withheld in its sole and absolute discretion, except as may be required by any Legal Requirements, Management Company shall not contact, recognize, initiate or respond formally to communication with any organized labor union regarding the Community by any means including, without limitation, execution of any instrument which recognizes any labor union with respect to Community employees, any collective bargaining agreement, neutrality or any labor contract resulting therefrom non-voluntarily agree to collectively bargain with employees in any proposed bargaining unit at the Community;

(m)	Assist in maintaining all licenses, certifications and permits in the name of Tenant or Management Company, as applicable, all as required by law for the operation of the Community;

(n)	[Intentionally Omitted]

(o)	Maintain an accounting and internal control system using accounts and classifications consistent with those used in similar communities and as may be directed by Tenant from time to time, including suitable books and records of control and accounts as are necessary or required in order to comply with all state and federal standards, rules and regulations;

(p)	Coordinate the provision of home health care and other ancillary services to residents of the Community as Management Company may deem reasonable, necessary or desirable in connection with the operation of the Community; and Management Company shall contract on behalf of Tenant with such consultants or other professionals in connection with the providing and delivery of such services on a competitive price basis as Management Company shall elect in its reasonable business judgment, subject to the Budget.

(q)

Prepare and present to on-site personnel written emergency and evacuation procedures for the protection, warning, and safe and timely evacuation of all residents, guests, invitees, and staff from the Community (the “Emergency and Evacuation Procedures”). Management Company agrees to consult with insurance carrier loss prevention consultants if so required by Tenant, and to change such Emergency and Evacuation Procedures if recommended by them; provided, that the Emergency and Evacuation

Procedures shall at all times comply with applicable governmental requirements. Management Company shall take such steps as it deems appropriate to assure the proper training of the Management Company employees, and shall assure that all residents receive and are knowledgeable about such Emergency and Evacuation Procedures.

(r)

Management Company shall take such action as shall be necessary to ensure that the Community and the operation thereof by Management Company comply with all federal, state, and local laws, rules, regulations, and ordinances applicable to the Community or the operation thereof by Management Company, including any particular laws and regulations applicable to assisted living communities owned by for-profit organizations. In the event the terms of this Agreement or the actions taken hereunder by Management Company or Tenant, at any time, shall fail to comply with any Legal Requirements such failure immediately shall be cured by Management Company so long as such failure is a direct result of the actions of Management Company and not due terms outside this Agreement. Expenses incurred as the result of the failure and/or cure shall be the responsibility of Tenant. To the extent such failure requires the modification of this Agreement, Management Company and Tenant agree to make such modification to cause this Agreement to comply with all applicable rules, laws, regulations and ordinances. Management Company shall promptly provide to Tenant as and when received by Management Company, all notices, reports or correspondence from governmental agencies that assert deficiencies or charges against the Community or that otherwise relate to the suspension, revocation, or any other action adverse to any approval, authorization, certificate, determination, license or permit required or necessary to own or operate the Community. Management Company may, with Tenant’s prior consent, appeal any action taken by any governmental agency against the Community; provided, however, that Tenant shall adequately secure and protect the Management Company from loss, cost, damage or expense by bond or other means reasonably satisfactory to Management Company in order to contest by proper legal proceedings the validity of any such statute, ordinance, law, regulation or order, provided that such contest shall not result in the suspension of operations of the Community and provided, further, that Tenant shall have no obligation to secure and protect Management Company from any loss, cost, damage or expense that arises directly out of Management Company’s breach of any of its covenants under this Agreement. Management Company shall take such action as may be necessary to comply promptly with any and all orders, evaluations, reports, or other requirements of any federal, state, regional, county, or municipal authority affecting the Community or the operation thereof, and orders of the Board of Fire Underwriters or other similar bodies. Any expenses incurred for such compliance shall be the responsibility of Tenant. Management Company, however, shall not take any action under this Section so long as

Management Company has been informed that Tenant is contesting, or has affirmed its intention to contest any such order or requirement, unless a failure to comply promptly with any such order or requirement would expose Management Company to civil or criminal liability. Management Company and Tenant shall promptly, and in no event more than five s after receipt, notify each other of any and all governmental or other orders, notices, evaluations, reports or other requirements from any source which could directly or indirectly impact on the operation of the Community. Management Company immediately shall deliver to Tenant copies of all notices received by it or received at the Community from any mortgagee.

It is the intent of the parties that the on-site labor cost described in clause (a) and (b) above with the exception of approved Shared Services, the fees and expenses of any collection agency or collection attorney engaged pursuant to clause (c), the actual third party cost of the maintenance and repairs described in clause with the exception of related party involvement and Company supervision (d), the cost of food and supplies described in clause (e) and such services described in clause (e) which, in the assisted living industry, are not normally provided by a Management Company (it is agreed that general marketing services, although not the cost of advertisements and publications, are generally borne by the Management Company in the assisted living industry to the extent such services are not rendered by full-time or part-time on-site or floating employees of the managed Community), the food and ancillary services described in clause (f), the actual payment of obligations pursuant to clause (g), the cost of actually complying with applicable law and other requirements pursuant to clause (i) and (s), the cost of any labor attorney engaged pursuant to clause (1), the wages, salaries, commissions, and benefits of any full-time or part-time marketing personnel who work on-site exclusively for the Community, and the cost of ancillary services provided pursuant to clause (q), and (r) the costs of any additional Management Company personnel that may “float” between communities to address issues such as additional nursing and regulations shall not be borne by Management Company, and that all such costs shall instead be paid by Tenant, as Operating Expenses, except to the extent that home health care and other ancillary services may be billed directly to the residents to whom such services were provided. Except and to the extent approved as a part of the Budget, or otherwise approved by Tenant, the following expenses shall be paid by Management Company, without reimbursement by Tenant:

(i) any expenses for Management Company’s home office physical plant, equipment or supplies;

(ii) any overhead expense of Management Company incurred in its general offices; salaries of any executive or supervisory personnel of Management Company, but excluding Management Company personnel allocated to initiatives for the Communities such as additional marketing or special capital projects as contained in the Budget or approved in writing by the Tenant;

(iii) salaries, wages, and expenses allocable to any personnel for activities with regard to providing in-house accounting services;

(iv) any salaries, wages, and expenses for any central office personnel located at the Community;

(v) wages, salaries, or other expenses for any services provided by or on behalf of Management Company, except as specifically provided herein in Shared Services or other specialized disciplines and authorized in advance by Tenant or as part of the Budget; and

(vi) any computer time, equipment, payroll processing service or other expense used or incurred in processing payroll as such expense relates to non-Community specific Management Company personnel employed by the Management Company, the books and records of the Community or in preparing any statements or reports (other than the annual audits, tax returns and/or specialized reports required by outside agencies). Payroll processing charges relating to Management Company personnel who are employed at the Community will be the responsibility of the Tenant.

All Capital Expenditures shall be made only in accordance with an Approved Capital Budget. In the event of any emergency requiring prompt action for the protection and safety of the Community or the residents and staff therein, in which it is not practicable to obtain prior approval from the Tenant or a representative of the Tenant, Management Company shall be entitled to take any required or necessary action without Tenant’s prior approval, following which a report of the occasion for such action and the action taken shall be made to Tenant as soon as practicable. Approval by the Tenant may be evidenced by a written communication from an officer or authorized representative of the Tenant.

2.5 Budget. For each Fiscal Year of the Community, Management Company shall submit to Tenant concurrently with the execution hereof and annually thereafter, at least 60 days prior to the beginning of each Fiscal Year during the Term, an annual budget covering the operations of, and proposed Capital Expenditures to be made with respect to, the Community containing the following items:

(a)	A capital expenditure budget (the “Capital Budget”) setting forth, on an accrual basis, an estimate of the Capital Expenditures to be incurred for the Community, on a monthly basis for the next Fiscal Year. Tenant may approve or reject each proposed Capital Expenditure, except those required by law, which shall be approved by Tenant; all Capital Expenditures shall be paid from the FF&E Reserve;

(b)	An operating budget (the “Operating Budget”) setting forth, on an accrual basis, an estimate of the following items for the Community, on a monthly basis for the next Fiscal Year:

a. unit occupancy;

b. operating revenue;

c. operating expenses, including the costs for repairs and maintenance.

d. expenditures for non-capitalized maintenance expense of the Community;

e. expenditures for advertising, promotion, and personnel training programs to be undertaken by Management Company; and

f. management fees;

The proposed Operating Budget and Capital Budget for the first Fiscal Year shall be delivered to Tenant no later than sixty (60) days prior to the projected Commencement Date. Tenant shall approve or disapprove of the proposed Operating Budget and Capital Budget in writing to Management Company, detailing the basis for disapproval, within thirty (30) days after receipt. If Tenant does not approve or disapprove of the proposed Operating Budget or Capital Budget within such thirty (30) day period then Tenant shall be deemed to have approved the Operating Budget or Capital Budget, as applicable. If Tenant disapproves the Operating Budget or Capital Budget, Management Company will resubmit the Operating Budget or Capital Budget within fifteen (15) days after initial rejection. Tenant shall approve or disapprove any such resubmitted Operating Budget or Capital Budget within fifteen (15) days of its receipt thereof. The Tenant shall not unreasonably withhold its approval of any budget submitted by the Management Company. The Operating Budget and the Capital Budget as so finally approved by Tenant shall constitute the “Approved Operating Budget” and the “Approved Capital Budget”, respectively, for purposes hereof. The Approved Operating Budget and the Approved Capital Budget shall be known collectively as the “Budget” for purposes hereof. Should the budgeting process be delayed for any reason, until such delay is resolved Management Company will operate the Community under the prior fiscal year’s Budget adjusted for the change in the Consumer Price Index from the year, and adjusting for occupancy changes on a per resident day basis.

An Approved Operating Budget shall constitute authorization for Management Company to expend funds to operate and manage the Community pursuant to such Approved Operating Budget, and Management Company may do so without further approval. Management Company shall use its best efforts to adhere to the Approved Operating Budget providing, however, that Management Company may exceed the Approved Operating Budget for any given month provided the excess expenditure does not exceed the greater of 10% or $10,000 for each operating expense functional line item of the Approved Operating Budget provided that aggregate Operating Expenses shall not exceed the total amount therefore set forth in the Operating Budget without Tenant approval.

If at any time circumstances indicate that the Approved Operating Budget does not properly take into account the projected needs of the Community, Management Company shall notify Tenant of the same and shall submit to Tenant a proposed revision to the Approved Operating Budget which Tenant shall approve or disapprove within thirty (30) days after submission. If the proposed revision is disapproved by Tenant, Tenant and Management Company shall endeavor to agree on a revised Approved Operating Budget.

Once and if approved, Management Company’s authority as to any revised Approved Operating Budget is the same as that authorized for the original Approved Operating Budget.

The Approved Capital Budget shall constitute authorization for Management Company to make the Capital Expenditures contemplated thereby. If Management Company believes the purchase or installation of new or replacement equipment or other capital items not contemplated by the Approved Capital Budget is or will be necessary or desirable, Management Company shall advise Tenant thereof, but shall cause such items to be purchased and installed only after obtaining the prior written authorization of Tenant.

Any major capital improvement, addition, or replacement wherein the estimated cost exceeds $10,000 or involves more than one contractor with whom Tenant directly contracts will require construction planning and supervision. The Tenant may identify and, with Tenant’s prior approval, contract with an independent consultant to provide such construction planning and supervision of any such major capital improvement project or addition, or the Tenant may authorize the Management Company to provide these services on reasonable terms mutually agreed to in advance by Tenant and Management Company.

2.6 Reports to Tenant.

(a)

During the Term, Management Company shall deliver to Tenant the following statements for the Community prepared in accordance with GAAP applied consistently from period to period (which shall be certified by an officer of Management Company as being true and accurate in all material respects) by the tenth (10th) Business Day of the month, except for the Rent Roll which shall be submitted within the fifth (5th) Business Day of the month:

(i) Balance Sheet and Income Statement (in Microsoft Excel format or YARDI, to the extent compatible with Excel);

(ii) Trial balance with 3 columns (balance forward, net debits/credit, and ending balance in Microsoft Excel format)

(iii) Rent Roll;

(iv) Report of daily census for the month;

(v) Marketing Report;

(vi) Twelve month rolling cash flow projection;

(vii) Detail of Management Fee Calculations;

(viii) Capital Expenditure Reconciliation to the Approved Capital Budget;

(ix) Disclosure of any material communications with regulatory agencies and state surveys;

(x) Equity intercompany reconciliation;

(xi) Most recent sales tax and personal property tax filings, if and as applicable, with the monthly reporting submittals; and

(xii) any other information relating to the Community reasonably requested by Tenant.

(b)	As an Operating Expense, prepare the following reports consistent with GAAP (which reports shall be certified by an officer of Management Company as being true and accurate in all material respects) and management status reports of the Community, to be submitted to Tenant within fifteen (15) days after the end of each February, May, August and December.

(i) All balance sheet reconcilements

(ii) Check register from the first day of the subsequent month to search for unrecorded liabilities

(iii) Certification executed by the CFO of Management Company in the form attached hereto as Exhibit C

(iv) Detailed calculations of the Incentive Management Fee (if any), and Subordinated Base Management Fee (if any)

(v) Management Company will cooperate in providing other reports as reasonable and necessary which are requested by the Tenant.

If due to extraordinary circumstances, Management Company identifies expenditures after the last day of the month which are in fact properly chargeable to that month but which are not reflected on statements submitted pursuant to this Section, Management Company shall promptly notify Tenant of said expenditures, if material. All statements required by this Section shall be prepared in accordance with GAAP.

(c)	As an Operating Expense, Management Company shall prepare the following reports consistent with GAAP (which shall be certified by an officer of Management Company as being true and accurate in all material respects) and management status reports of the Community, to be submitted to Tenant within seventy-five (75) days after the end of each Fiscal year:

(i) Balance sheet and income statement;

(ii) Revenues, Operating Expenses, and NOI, ;

(iii) Calculations of Management Fee;

(iv) Fixed asset additions;

(v) Capital expense reconciliation to the Approved Capital Budget;

(vi) Communications with any regulatory agencies; and

(vii) Management Company will cooperate in providing other reports as reasonable and necessary which are requested by Tenant.

(d)	Management Company shall also provide any required assistance to the independent accountants for the Community, who may be selected by Tenant, in the preparation of audited financial statements for the operation of the Community. Such audited financial statements would be prepared at Tenant’s expense in accordance with GAAP and delivered to Management Company and Tenant. Management Company shall also provide the following services related to the monthly and annual reports:

(i) Management Company shall make available to Tenant for inspection and/or copying by Tenant upon request, all books, records and financial data relating to the Community in Management Company’s possession. The Tenant shall notify the Management Company at least five Business Days in advance of such inspection and shall conduct such inspection during mutually agreeable business hours.

(ii) Management Company shall promptly provide Tenant with copies of all findings and reports made pursuant to all licensure and/ or certification surveys conducted at the Community, and all plans of correction submitted in response thereto and all correspondence relating to any deficiencies noted pursuant to such surveys.

(iii) Management Company shall reasonably assist the Tenant and its accountants in preparing and delivering to the Lender any required monthly and annual reports.

(iv) Management Company will provide Tenant with a market analysis (“Annual Market Report”) on or before the time of submission of the Operating Budget, setting forth basic demographic data relating to the market area of the Community, including, population growth, employment and unemployment levels, age and other significant demographic characteristics of the population, major employers and housing starts.

(v) Management Company shall promptly provide Tenant with timely information concerning any new competing community, and shall regularly provide Tenant with any revisions to the Marketing Plan for the Community, and periodic competitive analysis showing the Community’s position in the market with a survey of pertinent data of competing communities (“Competitive Analysis”), as requested.

2.7 Bank Accounts and Cash Balance.

(a)	Management Company, in the Community’s name and on behalf of Tenant, shall transfer all gross revenue of the Community daily or within a reasonable time period, upon receipt, for deposit into the bank account established for the Community (“Operating Account” as hereinafter defined).

(b)	Upon receipt, Management Company shall deposit all such monies in a separate, segregated bank account (unless approved differently by the Tenant) (the “Operating Accounts”) established in Tenant’s name at or at any one or more other banks approved by Tenant and Management Company, and shall supervise the disbursements from the Operating Accounts on behalf of Tenant of such amounts and at such times as the same are required in Management Company’s reasonable business judgment, and in accordance with the provisions of this Agreement. Management Company shall discharge such supervisory responsibilities in accordance with reasonable and customary business standards and practices. All Operating Expenses shall be paid out of the Operating Accounts. The Management Fees shall be paid out of the Operating Account. Tenant and Management Company shall specify the signatory or signatories of Management Company required on all checks or other documents of withdrawal submitted by Management Company on the Operating Accounts. Funds in the Operating Accounts shall not be commingled with any other funds controlled by Management Company, unless approved by Tenant and will be disbursed only in accordance with this Agreement and, from time to time, upon the specific instructions of Tenant. Management Company shall not withdraw any monies from the Operating Accounts to pay any item other than normal and customary expenses and costs of operation of the Community pursuant to the Approved Operating Budget or the Approved Capital Budget, as applicable, or any emergency expenses pursuant to paragraph 2.4 hereof, specifically excluding the Management Fee and all amounts due Management Company or its affiliates pursuant to any other agreement in respect of the Community.

(c)	Tenant shall, or Management Company shall at Tenant’s direction, establish a reserve account for the deposit of the FF&E Reserve Payment (the “FF&E Reserve”). Each month during the Term, Management

Company shall transfer into the FF&E Reserve an amount equal to one twelfth (1/12) of the FF&E Reserve Payment. Transfers into the FF&E Reserve shall be made on or before the tenth (10th) Business Day of each month. Funds deposited into the FF&E Reserve shall be disbursed in accordance with the Approved Capital Budget.

(d)	All rights granted to Management Company under the terms of this Agreement, including the payment of any fees due to Management Company, are and shall be subordinate to the liens of lenders securing the current indebtednesses of Tenant (however, any management fees which are not paid due to the foregoing subordination provision shall accrue).

(d)	Tenant will maintain a cash balance of $50,000 in the Operating Account. Tenant will also fund all reasonable cash requests of the Management Company to maintain the foregoing cash balance in the Operating Account.

2.8 Licenses, Permits and Certification.

(a)	Management Company, as agent of Tenant, shall assist Tenant in its application for, in the name of Tenant, and to obtain and maintain, on behalf of Tenant, all necessary licenses, permits, consents, approvals and certifications from all governmental agencies which have jurisdiction over the Tenant and operation of the Community.

(b)	Neither Tenant nor Management Company shall knowingly take any action or fail to take any action which may cause any governmental authority having jurisdiction over the operation of the Community to institute any proceeding for the suspension, recession or revocation of any necessary license, permit, consent or approval.

(c)	Management Company shall, with the prior written approval of and at the cost of the Tenant, have the right, on behalf of Tenant, to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Tenant, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Community. Tenant, after having given its written approval, shall cooperate with Management Company with regard to the contest, and Tenant shall pay all reasonable attorneys’ fees incurred with regard to the contest from the Operating Accounts. Counsel for any such contest shall be selected by Management Company and approved by Tenant. Management Company shall, with the consent of Tenant and at Tenant’s cost and expense, process all third party payment claims for the services provided at the Community, including, without limitation, consent to the exhaustion of all applicable administrative proceedings or procedures, adjustments and denials by governmental agencies or their fiscal intermediaries as third party payers.

(d)	Tenant shall comply with all federal, state and local laws, rules, regulations and requirements which are applicable to Tenant provided that Tenant, at its sole expense and without cost to Management Company, shall have the right to contest by proper legal proceedings the validity, so far as applicable to it, of any such law, rule, regulation or requirement, provided that such contest shall not result in a suspension of operations of the Community. Notwithstanding the foregoing, however, Tenant shall not be deemed to be in breach of the covenant contained in this clause (d) if Tenant’s failure to so comply is the result of a failure by Management Company to comply with any of its obligations under this Agreement.

2.9 Intentionally deleted.

2.10 Quality Controls. Management Company shall activate and maintain on a continuing basis, a Quality Assurance Program in order to provide objective measurements of the quality of services provided at the Community and in connection therewith shall utilize such techniques (e.g. resident interviews and periodic inspections) as Management Company may reasonably deem necessary to maintain the quality of the Community.

2.11 Use of Management Company’s Personnel. Representatives of Management Company shall visit the Community as often as Management Company deems necessary. All out-of-pocket expenses arising from travel and lodging connected with such visitations shall be borne by the Management Company, except personnel that float between properties and any travel beyond fifty (50) miles if such arrangement can be shown to reduce overall employment costs at the Community.

2.12 Taxes. Any applicable income taxes of Tenant, any federal, state or local taxes, assessments or other governmental charges imposed on the Community and arising from Tenant’s period of ownership are the obligations of Tenant, not of Management Company, and all of the foregoing, with the exception of any applicable income taxes, shall be paid out of the Operating Account of the Community. With the Tenant’s prior written consent, Management Company may, and at Tenant’s direction shall, contest the validity or amount of any such tax or imposition on the Community in the same manner as described in Section 2.4(a) hereof. Management Company, on behalf of Tenant, shall cause all Social Security and federal and state income tax withholding and other employee taxes related to the Management Company’s employees which may be due and payable to be paid promptly from the revenues of the Community before the payment of any other operating expenses therefrom.

2.13 Information Regarding the Community. Management Company shall maintain and provide to Tenant, upon Tenant’s request or upon termination of this Agreement, a complete set of the following:

(a)	books and records of the Community held by Management Company;

(b)	personal property relating to the Community;

(c)	service contracts relating to the Community;

(d)	all necessary records relating to the operation of the Community and the personal property located at the Community belonging to Tenant;

(e)	all licenses, permits, operating or occupancy certificates, employment contracts, service contracts, cooperation agreements, and transfer or transportation agreements, relating to the maintenance and operation of the Community; and

(f)	a copy of the Management Company’s documented crisis and/or disaster communication and management plan for the Community in form and substance required by applicable Legal Requirements for senior living facilities.

Management Company shall be responsible for the due and proper maintenance of all items on the foregoing lists at the expense of Tenant.

Management Company, upon request by the Tenant, will make available to the Tenant all Community operational management materials for review at the corporate offices of Management Company. Management Company will agree to change any policy and/or procedure which violates any state or federal law, role, or regulation or any policy or procedure which may cause the Community to not be in compliance with any particular law, role or regulation regarding how for-profit corporations can manage assisted living facilities (i.e., personal care homes) and any other change required by Tenant, except for any change which would adversely affect the operations or the quality of care provided to residents of the Community or which would be unreasonably burdensome to Management Company. Management Company will consider other changes recommended by the Tenant for operational policies and procedures but will not be required to implement changes which are based solely on business considerations. Any and all changes in the standard Management Program of the Management Company will be documented and clearly expressed in the “Policies and Procedures Exceptions Manual” which will be maintained in the Community. This Manual and the Standard Operational Materials, together, will comprise the “Community Operational Materials.”

2.14 Management Company Liability. Management Company shall act in good faith and use its best reasonable efforts to perform its obligations hereunder, but shall have no liability to Tenant for any decisions made with respect to or any actions taken or in the omission of any actions in connection with the Community’s operations, so long as such decisions, actions or omissions were made or taken in good faith and met the standard of care set forth in Section 2.4 hereof. The liability of Management Company to Tenant is limited to actual damages suffered by Tenant as a direct and proximate result of Management Company’s negligence pursuant to the standard of care in Section 2.4 herein or willful breach hereunder.

2.15 Tenant Liability. The liability of Tenant to Management Company is limited to actual damages suffered by Management Company as a direct and proximate result of any of the matters set forth in Section 8.1 hereof.

ARTICLE 3.

MANAGEMENT FEE

3.1 Management Fee. Compensation to the Management Company shall include the following:

(a)	Base Management Fee. Management Company shall receive, each month commencing on the Commencement Date, the greater of either (i) five percent (5%) of the collected Revenues received for such month, or (ii) Thirteen Thousand Dollars ($13,000) (“Base Management Fee”). The Base Management Fee for each month shall be paid to the Management Company no later than fifteen (15) days following the end of that month.

(b)	Incentive Management Fee. Commencing after the Stabilization Date, Management Company shall receive a “First Tier Incentive Management Fee” and a “Second Tier Incentive Management Fee”, as each such term is hereinafter defined (collectively, the “Incentive Management Fee”). The “First Tier Incentive Management Fee” shall be equal to fifty percent (50%) of First Tier Excess Cash Flow in any given Fiscal Year. The “Second Tier Incentive Management Fee” shall be equal to twenty percent (20%) of the Second Tier Excess Cash Flow in any given Fiscal Year. Notwithstanding the foregoing, the Incentive Management Fee shall not exceed a cap equal to two percent (2%) of Revenues collected for the applicable Fiscal Year. The calculation of the Incentive Management Fee shall be measured and paid (if any) each quarter, but reconciled on an annual basis, with a final measurement done within sixty (60) days following the end of each Fiscal Year. Each Fiscal Year’s calculation shall stand alone and not accrue or accumulate from year to year. The First Tier Incentive Management Fee shall be considered an Operating Expense of the Community, but shall be excluded when computing the First Tier Incentive Management Fee and Subordinated Base Management fee, as described below (but the First Tier Incentive Management Fee shall be included when calculating the Second Tier Incentive Management Fee). The amount of Incentive Management Fee to be paid at any quarter during the year will be the Incentive Management Fee expense less any Incentive Management Fee expense previously paid for the year being measured.

(c)

Subordination of Base Management Fee. In the event Adjusted NOI does not equal or exceed the Subordination Threshold (before funding debt service, but after Base Management Fee) (a “Threshold Shortfall”) for any Fiscal Year following the Stabilization Date, then the lesser of the amount of such Threshold Shortfall or forty percent (40%) of the Base Management Fee (the lesser of such amount, the “Subordinated Base Management Fee”) shall not be paid and shall accrue and be payable to Management Company in accordance with the terms of this Section 3.1(c). The calculation shall be measured each quarter and reconciled on an annual basis. The Subordinated Base Management Fee shall be payable to the Management Company within 15 days of the end of the quarter in which, for the applicable Fiscal Year, the aggregate excess of the Adjusted NOI over the aggregate Subordination Threshold for all quarters since the Threshold Shortfall commenced has exceeded the Threshold Shortfall; provided, however, that if the Threshold Shortfall is not recouped within the Fiscal Year in which the Threshold Shortfall commenced, then such Subordinated Base Management Fee shall not be payable to the Management Company. Each Fiscal Year’s calculation shall stand alone and not accrue or accumulate from year to year. In no event shall Subordinated Base Management Fee be paid from sources other than cash flow resulting from Adjusted NOI above the Subordination Threshold. The payment of the Subordinated Base Management Fee shall occur in the same manner as the payment of the Incentive Management Fee, and shall be subject to a reconciliation on a quarterly and annual basis.

ARTICLE 4.

OTHER TRANSACTIONS WITH MANAGEMENT COMPANY OR ITS AFFILIATES

4.1 Transactions with Management Company and Its Affiliates. Notwithstanding anything else herein contained, Management Company shall not, without the prior written consent of Tenant after full disclosure by Management Company of such affiliation and interest, cause Tenant to enter into any contract with Management Company or any Affiliate thereof for services required to be provided by Management Company under this Agreement, or pay any amount to Management Company or its Affiliates, other than Management Fees described in Article 3 hereof, or reimbursement of bona fide expenses to unrelated third parties. Notwithstanding the foregoing, it is understood, that Abbey Hall Interior Design, LLC, a related party to the Management Company, may be providing interior design services, provided such services are specifically budgeted for in the Approved Operating Budget or Approved Capital Budget.

ARTICLE 5.

INSURANCE

5.1 Insurance.

(a)

Management Company shall procure and maintain (or Tenant shall procure and maintain, at Tenant’s election), as an Operating Expense and with the prior written approval of Tenant, all risk property insurance coverage, use and occupancy, commercial general liability, professional liability insurance, commercial automobile liability, employment practices liability, workers’ compensation, boiler and machinery and such other insurance as Management Company may recommend for the protection of the interests of Tenant and Management Company, or as may be required by Tenant. Management Company is required to meet the insurance requirements set forth in Exhibit B to this Agreement, or as may otherwise be required by Tenant or any Mortgagee for the Community. The carrier and the amount of coverage of each policy of insurance shall be satisfactory to Tenant. Management Company shall be designated as a named insured unless such insurance is procured directly by Tenant or Landlord in which case Management Company shall be names additional insured with Tenant and Landlord each named as additional insured by endorsement under each such policy of insurance. Management Company shall be responsible for all deductibles, legal settlements and any other costs related to claims under Management Company’s or Tenant’s insurance coverage, which shall be an Operating Expense of the Community. Management Company or its insurers shall provide at least thirty (30) days’ written notice prior to any cancellation, non-renewal or adverse material modification of the coverages required herein. Tenant may elect, in its sole discretion, to procure and maintain as an Operating Expense all Community insurance policies upon thirty (30) days’ written notice to Management Company.

(b)	With respect to any “Claims Made” professional liability insurance obtained on behalf of Tenant during the Term, which is subsequently terminated for any reason (regardless whether Tenant is still the Tenant), Management Company shall purchase, as an Operating Expense of the Community, a tail coverage insurance policy with an extended reporting period of not less than two (2) years or continuously maintain an occurrence based policy for a period of not less than two (2) consecutive years with retroactive coverage continuously maintained prior to the earlier of the effective date of this Agreement or commencement of Management Company’s Services, which shall name Tenant as the primary named insured and the Management Company as an additional named insured.

(c)	Management Company and each of its insurers shall waive their rights of subrogation as respects any claims covered, or which should have been covered, by valid and collectible insurance, including any deductibles or retentions maintained thereunder.

(d)	All certificates of insurance provided under this Section shall state that the insurance shall not be canceled or non-renewed without at least thirty (30) days’ prior written notice to the certificate holder.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Tenant. Tenant makes the following representations and warranties which are material representations and warranties upon which Management Company relied as an inducement to enter into this Agreement:

(a)	Status of Tenant. Tenant is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware qualified in other jurisdictions where necessary in order to conduct its business and has all necessary power to carry on its business as now being conducted, to operate its properties as now being operated, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms.

(b)	Authority of Due Execution. Tenant has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (i) the Tenant’s Articles of Organization or Operating Agreement; or (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Tenant is now a party or by which Tenant or any of its assets may be bound or affected.

(c)	Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Tenant, threatened against Tenant, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

6.2 Representation and Warranties of Management Company. Management Company makes the following representations and warranties which are material representations and warranties upon which Tenant relied as an inducement to enter this Agreement.

(a)	Status of Management Company. Management Company is a limited liability company duly organized and validly existing in good standing under the laws of the State of Georgia, and has all necessary power to carry on its business as now being conducted, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms.

(b)

Authority and Due Execution. Management Company has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (i) Management Company’s Articles of Organization or Operating Agreement, or (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or any mortgage, note, bond indenture, agreement, lease, license, permit or other instrument or obligation to which Management Company is now a party or by which Management Company or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation of Management Company, enforceable in accordance with its terms, except to the extent that is enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principals related to or affecting the enforcement of creditor’s rights.

(c)	Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Management Company, threatened against Management Company, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

(d)	Management Company is and shall at all times be an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (and taking into account the restrictions on ownership of the Management Company by shareholders of CNL Healthcare Trust, Inc., and restrictions on ownership of CNL Healthcare Trust, Inc., by owners of the Management Company set forth in Section 856(d)(3)), and Management Company will and shall cause the Community to be operated in such a manner so that it qualifies as a “qualified health care facility” within the meaning of Section 856(e)(6)(D) of the Code at all times. In the event that Tenant reasonably concludes that the terms of this Agreement will have any effect as to cause the rent under Tenant’s lease of the Community to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, Management Company hereby agrees to enter into an amendment to this Agreement as proposed by Tenant modifying such terms in such a way as to cause rent under Tenant’s lease of the Community to so qualify as “rent from real property” in the reasonable opinion of Tenant and its counsel; provided however, no such modifications shall affect the amount of management fess or the practical realization of the rights and benefits of the Management Company hereunder

ARTICLE 7.

TERMINATION

7.1 Tenant Termination. Tenant shall have the right to terminate this Agreement, without paying any fee or penalty, when and if one of the following events occur (hereinafter collectively referred to as “Management Company Default”), after which Tenant shall have the right – but not the obligation – to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(a)	appointment of a receiver or trustee to manage the assets of Management Company;

(b)	assignment for the benefit of creditors of the assets of Management Company;

(c)	ban on admissions, suspension of any operating license, or termination or revocation of any license, if not corrected within five (5) Business Days, or longer as may be required to reinstate or otherwise make effect any license;

(d)	Management Company’s gross negligence or willful misconduct;

(e)	any voluntary act of bankruptcy by Management Company, or any involuntary bankruptcy proceeding commenced against Management Company and not dismissed within sixty days of the commencement thereof ; and/or

(f)	Company’s breach of any provisions of this Agreement, where such breach has not been cured within thirty (30) days after the giving of written notice of the breach or such longer period as may reasonably be required to diligently effect such cure, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein.

7.2 Management Company Termination. Management Company shall have the right to terminate this Agreement without receiving any fee or payment, if and when one of the following events occur (hereinafter “Tenant Default”), after which Management Company shall have the right – but not the obligation – to declare a termination of this Agreement in accordance with the termination protocols set forth below:

(a)	appointment of a receiver or trustee to manage the assets of Tenant;

(b)	assignment for the benefit of creditors of the assets of Tenant, except Management Company shall agree to enter into any agreements which may be required on behalf of the Mortgagee in order for the Landlord to obtain financing, so long as the Management Fees and other amounts due to Management Company set forth herein are not materially affected;

(c)	any voluntary act of bankruptcy by Tenant, or any involuntary proceeding commenced against Tenant and not dismissed within sixty days of the commencement thereof;

(d)	failure by Tenant to pay Management Company in accordance with Article 3 hereof within ten (10) calendar days after such amount becomes due;

(e)	Tenant’s breach of any material term, where such breach has not been cured within thirty (30) days after the giving of written notice of the breach or such longer period as may reasonably be required to diligently effect such cure, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein.

7.3 Performance Termination. Commencing with the Stabilization Date, in the event that the sum of Adjusted NOI plus the Subordinated Base Management Fee during any Stabilization Year does not equal or exceed the Performance Termination Threshold, then the Tenant shall have the option to terminate this Agreement by providing a ninety (90) day written notice to the Management Company. Commencing with respect to with the third (3rd) Stabilization Year, Management Company shall deliver special annual reports in the same form as those contemplated in Section 2.6(b) within seventy five (75) days following the end of each Stabilization Year, setting forth the Adjusted NOI plus subordinated Base Management Fee achieved by the Community during such Stabilization Year. To terminate this Agreement, Tenant must deliver written notice of such election to Management Company no later than sixty (60) days following Tenant’s receipt of the reports described in the previous sentence. In such event, Tenant shall not be obligated to pay any fee or penalty as a result of such termination. Management Company shall have the right to avoid termination pursuant to this Section 7.3 by delivering Tenant the amount by which the Performance Termination Threshold exceeded the sum of Adjusted NOI plus the Subordinated Base Management Fee no later then ten (10) days following Management Company’s delivery of the annual reports required pursuant to Section 7.3; provided, however, Management Company shall only have the right to cure up to three (3) such shortfalls during the Term.

7.4 Notwithstanding anything else herein contained, neither party shall have the right to terminate this Agreement as a result of any of the reasons set forth in Section 7.1(f)or in Section 7.2(e) above, if: the event is caused by strikes, other labor disturbances, fires, windstorm, earthquake, arbitrary and capricious action by third party payors, war or other state of national emergency, terrorism, or acts of God, in which the negligence of the party seeking to avoid termination is not a materially contributing factor to the occurrence of such event. At any time following the sixth (6th) anniversary of the Commencement Date through the remainder of the Term, Tenant shall have the right to terminate this Agreement for any reason or for no reason upon sixty (60) days prior written notice to Management Company and payment to the Management Company, upon the effective date of such termination, of an amount equal to the average of the Management Fees (after deducting any Subordinated Base Management Fee) for the prior three (3) months multiplied by thirty six (36).

7.5 Either party has the option to terminate this Agreement without payment of fee or penalty upon 30 days prior written notice to the other upon the occurrence of either of the following events:

(a)	The Community or any material portion thereof is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties: (1) it is not practicable or desirable to rebuild, repair or restore the Community to its condition immediately preceding such damage within a period of six months; or (2) the conduct of normal operations of the Community is interrupted for a period of six months or more; or

(b)	Title to the temporary use of all or substantially all of the Community is taken under the exercise of the power of eminent domain by the government authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties, prevents or is likely to prevent the conduct of normal operations at the Community for a period of at least six months.

(c)	If the termination occurs as a result of any of the events described in clause (a) of this Section 7.5, and if Tenant or any Affiliate thereof rebuilds, restores or otherwise rearranges the Community and recommences operations thereof, Tenant shall give Management Company the first option to manage the Community under the same terms, conditions and fees as provided herein.

7.6 Tenant has the option to terminate this Agreement subject to the rights of the Management Company herein upon ten (10) days’ prior written notice to the Management Company in the event Lender requires such termination pursuant to the terms and provisions of any indebtedness with the Lender, without any further obligation to the Management Company (except for any accrued management fees for previous periods which have not been paid due to the subordination provisions set forth above).

7.7 Tenant shall have the option to terminate this Agreement subject to the rights of the Management Company herein upon ten (10) days’ prior written notice to Management Company in the event the Development Agreement is terminated prior to the Commencement Date; provided that Tenant delivers such written notice to Management Company no later than sixty (60) days following the termination of the Development Agreement.

7.8 Management Company’s Obligations After Termination or Expiration of Agreement. Upon the expiration or termination of this Agreement, or the termination of Management Company’s services hereunder, as provided above, Management Company shall, if requested:

(a)	deliver to Tenant, or such other person or persons designated by Tenant, copies of all books and records of the Community and all funds in the possession of Management Company belonging to Tenant or received by Management Company pursuant to the terms of this Agreement or of any of the Basic Documents for or on behalf of Tenant;

(b)	assign, transfer, or convey to such person or persons all service contracts and personal property relating to or used in the operation and maintenance of the Community, except any personal property which was paid for and is owned by Management Company;

(c)	remove, at Management Company’s expense, all signs that it may have placed at the Community indicating that it is the Management Company of same and replace and restore the damage resulting therefrom; and

Upon any termination or the expiration pursuant to this Section, the obligations of the parties hereto (except those specified as surviving) shall cease as of the date specified in the notice of termination, except that Management Company shall comply with the applicable provisions of this Section and shall be entitled to receive any and all compensation which may be due Management Company hereunder through the effective date of such termination or expiration.

ARTICLE 8.

MISCELLANEOUS COVENANTS

8.1 Indemnification by Tenant. Subject to the limitations set forth in this Article 8, Tenant agrees to indemnify and hold harmless Management Company from and after the Commencement Date against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) (together referred to as “Management Company Losses”):

(a)	resulting from any breach of a representation or warranty contained in Article 6 of this Agreement;

(b)	resulting from gross negligence or willful misconduct of Tenant in exercising its duties and responsibilities hereunder;

(c)	Tenant’s uncured breach of this Agreement;

(d)	arising out of or resulting from the ownership, operation, use or control of the Community at any time during the Term, including without limitation, any and all liabilities which relate to events occurring during the Term, except for those caused by or arising out of the willful act or omission of Management Company and except to the extent subject to Management Company’s indemnity of Tenant provided in Section 8.2 below;

(e)	arising out of or resulting from any claim asserted by or on behalf of any Community Employee for any act or omission occurring at any time during the Term, except for those caused by or arising out of the willful act or omission of Management Company and except to the extent subject to Management Company’s indemnity of Tenant provided in Section 8.2 below; or

(f)	directly arising out of Landlord’s failure to initiate Capital Expenditures previously requested by Management Company that results in personal injury of a resident of the Community, provided that Management Company’s gross negligence or willful misconduct was not a contributing factor with respect to such injury.

8.2 Indemnification by Management Company. Subject to the limitations set forth in this Article 8, Management Company hereby agrees to indemnify and hold harmless Tenant at all times from and after the Commencement Date against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys’ fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) (“Tenant Losses”):

(a)	resulting from any breach of a representation or warranty contained in Article 5 of this Agreement;

(b)	resulting from gross negligence or willful misconduct of Management Company in exercising its duties and responsibilities hereunder;

(c)	or Management Company’s uncured breach of this Agreement.

8.3 Additional Covenants of Management Company. Management Company hereby makes the additional covenants set forth in this Section, which are material covenants and upon which Tenant relies as an inducement to enter into this Agreement:

(a)

Assignment. Management Company may not assign its rights and obligations hereunder without Tenant’s prior approval, which shall not be unreasonably withheld as more particularly set forth in this paragraph. For purposes of this Section 8.3(a), a change in fifty percent (50%) or more in the ownership or control, whether direct or indirect, of Management Company shall be deemed to be an effective assignment of this Agreement requiring Tenant’s prior approval. Tenant may withhold its consent to such an assignment or change in the ownership or control of Management Company in the event that the proposed transferee does not meet the following criteria: (a) such transferee has the financial capacity that equals or exceeds that which Management Company has as of the date of this Agreement; (b) such transferee is known to be of good character and in good standing in its current business dealings; (c) such transferee is experienced in the senior living facility industry; and (d) has all appropriate licenses and industry approvals to operate a senior living facility. For purposes of clarification Section 8.3(a), it shall not be deemed unreasonable for Tenant to withhold consent to any such transfer if the proposed transferee lacks, in Tenant’s reasonable opinion, (x) the financial wherewithal, (y) the character (which determination may be made, in whole or in part, based on Tenant’s or its Affiliate’s past dealings with the intended transferee), or (z) the quality and relevant experience necessary to satisfy the obligations of Tenant hereunder. Any proposed transferee shall be required to provide adequate assurances to Tenant: (l) that Revenues shall not decline substantially after the date of such transfer; (m) of the continuous operation of the Community in strict accordance with the requirements this Agreement; and (n) of such other matters as Tenant may reasonably require at the time of such transfer. Notwithstanding the foregoing, any change in ownership or control that directly results from the death of any person with a controlling interest in Management Company shall not be subject to this Section 8.3 provided that the individuals managing the day-to-day operations at the Community remain substantially the same following the transfer of ownership or control and the new controlling person or owner satisfies the criteria stated in items (x), (y), and (z) of this Section 8.3. Notwithstanding the foregoing, Management Company shall use commercially reasonable efforts to provide written notice to Tenant in the event that there is any change in the ownership of Management Company, whether direct or indirect, regardless of whether such change constitutes a change of more than fifty percent (50%) of the direct or indirect ownership of Management Company, which notice shall be delivered no later than five (5) Business Days following the effectuation of any such change. Management Company shall also provide Tenant with an updated organizational chart showing the direct and indirect ownership interests in and to Management Company that is true, complete and correct within five (5) days of receipt of Tenant’s written request therefore.

(b)	Tenant Assignment. Management Company acknowledges and agrees that Tenant may assign its rights and obligations under this Agreement without prior approval of Management Company.

(c)	Transfer of Residents. Management Company agrees that it will not, as long as it manages for Tenant under this Agreement, without the prior written consent of the Tenant, encourage or solicit the transfer of any resident of the Community to another Community in which Management Company has an interest which is not owned by Tenant, unless the physical or medical condition of the resident indicates that such a transfer would be appropriate and Tenant is informed in advance thereof. The Management Company may, however, freely discuss and not inhibit such a transfer when the original basis for the subject resident to be admitted to the Tenant’s Community was to acquire temporary accommodations until a room became available in another Community where the resident prefers to live.

(d)	Non-Compete. Management Company hereby covenants and agrees that, for a period commencing on the Effective Date and ending two (2) years following the expiration or earlier termination of this Agreement, Management Company shall not, and shall not cause or permit any of its Subsidiaries or any of its Affiliates to (each, a “Covered Person”), engage directly or indirectly, in any capacity, in any activities that Compete with the business of developing, owning, operating, leasing or managing a senior living facility within five (5) driving miles of the Community. For purposes of this provision, “Compete” means (i) to, directly or indirectly, conduct, facilitate, participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity, or (ii) to, directly or indirectly, have any ownership interest in any Person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any such Person or in any other capacity. Notwithstanding the foregoing, this Section 8.3(d) shall not apply to or in any way prohibit or restrict any existing ownership interests or operations of a Covered Person as of the Effective Date. The parties recognize and acknowledge that a breach of this Section 8.3(d) by Management Company or any of its Subsidiaries or Affiliates will cause irreparable and material loss and damage to Tenant and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Tenant’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 8.3(d) shall expressly survive the expiration or earlier termination of this Agreement. This provision, however, shall not apply following any termination of this Agreement arising out of Section 7.2 or Section 7.4.

(e)

Non-Solicitation». Management Company agrees not to directly or indirectly solicit, divert or accept business from any customer, supplier, distributor or manufacturer of or to Tenant or any Affiliate of Tenant to the detriment of Tenant or any Affiliate of Tenant, or otherwise interfere with the relationship between Tenant or any Affiliate of Tenant and any customer, supplier, distributor or manufacturer of or to Tenant or any Affiliate of Tenant to the detriment of Tenant or any Affiliate of Tenant. The parties recognize and acknowledge that a breach of this Section 8.3(e) by Management Company or any of its Subsidiaries or Affiliates will cause irreparable and material loss and damage to Tenant and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Tenant’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of and obligations under this Section 8.3(e) shall apply throughout the Term and shall expressly survive the expiration or earlier termination of this Agreement for a period of two (2) years following such expiration or earlier termination. This provision, however, shall not apply following any termination of this Agreement arising out of Section 7.2 or Section 7.4.

(f)	Management Company shall establish and maintain records and procedures to account for any resident funds deposited with the Community. One or more “Resident Trust Accounts” shall be established in accordance with the terms hereof and all disbursements there from and records and procedures relating thereto shall conform with the requirements of third party reimbursement, licensure and all other applicable requirements and the terms hereof.

(g)	Management Company shall maintain adequate systems and procedures governed by written policies and procedures covering all aspects of its operational and fiscal processes and sufficient to ensure that the Community’s assets and business are safeguarded in all material respects.

8.4 Additional Covenants of Tenant. Tenant hereby makes the additional covenants set forth in this Section, which are material covenants and upon which Management Company relies as an inducement to enter into this Agreement:

(a)	Tenant will cooperate with Management Company in every reasonable respect and will furnish Management Company with all information required by it for the performance of its services hereunder and will permit Management Company to examine and copy any data in the possession or control of Tenant affecting Management Company and/or operation of the Community and will in every way cooperate with Management Company to enable Management Company to perform its services hereunder.

(b)	Tenant will examine documents submitted by Management Company and render decisions pertaining thereto, when required, promptly to avoid unreasonable delay in the progress of Management Company’s work. Tenant agrees that it will not unreasonably fail to execute and deliver all applications and other documents that may be deemed by Management Company to be necessary or proper to be executed by Tenant in connection with the Community, subject to the limitations in this Agreement with respect to the Budget and other rights of Tenant.

(c)

Tenant acknowledges that Management Company retains all ownership and other rights in all proprietary systems, manuals, materials, trade names, branding and other information, in whatever form, developed by

Management Company in the performance of its services hereunder (other than any trademarks, trade names or other intellectual property acquired by Tenant or Landlord in connection with the acquisition of the Community), and nothing contained in this Agreement shall be construed as a license or transfer of such information either during the Term or thereafter. Upon termination of this Agreement all such proprietary systems manuals, materials and other information in whatever form shall be removed from the Community.

8.5 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

8.6 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Tenant and Management Company with respect to the Community. Management Company shall have no right or authority, express or implied, to commit or otherwise obligate Tenant in any manner whatsoever except to the extent specifically provided in this Agreement.

8.7 Notices.

(a)	If Management Company shall desire the approval of Tenant to any matter, Management Company will give written notice by mail or email to Tenant that it requests such approval, specifying in the notice the matter as to which approval is requested and reasonable detail respecting the matter. If Tenant shall not respond negatively in writing by mail or email and to the notice within 10 days after the sending thereof (unless some other period for response is specified in this Agreement), Management Company may send a second such notice in such fashion to Tenant. If Tenant shall not respond negatively in writing by mail or email to the second notice within five days after the sending thereof (unless some other period for response is specified in this Agreement), Tenant shall be deemed to have approved the matter referred to in the notice. Any provisions hereto to the contrary notwithstanding in emergency situations (as determined by Management Company), Management Company shall not be required to seek or obtain Tenant’s approval for any actions or omissions which Management Company, in its sole judgment, deems necessary or appropriate to respond to such situations, provided Management Company promptly thereafter reports such action or omission to Tenant in writing, by mail and by email.

(b)	All notices, demands and requests contemplated hereunder by either party to the other shall be in writing and shall be delivered by hand, transmitted by overnight courier or mailed, postage prepaid, registered or certified mail, return receipt requested:

(i)	To Tenant, by addressing the same to:

CHT Acworth GA Tenant Corp.

c/o CNL Healthcare Trust, Inc.

CNL Center at City Commons

450 South Orange Avenue, 12th Floor

Orlando, Florida 32801-3736 Attn: Holly J. Greer, Esq., SVP and

General Counsel

With a copy to:

Lowndes Drosdick Doster Kantor and Reed, P.A.

215 North Eola Drive

Post Office Box 2809

Orlando, Florida 32802-2809

Attn: William T. Dymond, Jr., Esq.

(ii)	To Management Company, by addressing the same to:

Trinity Lifestyles Management II, LLC

48 Roswell Street

Alpharetta, GA 30004

Attention: Alfred S. Holbrook, III

or to such other address or to such other person as may be designated by notice given from time to time during the Term by one party to the other. Any notice hereunder shall be deemed given three (3) days after mailing, if given by mailing in the manner provided above, or on the next Business Day following the date delivered or transmitted if given by hand or overnight courier.

8.8 Entire Agreement: This Agreement contains the entire agreement between the parties hereto with respect to the subject matter and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Tenant and Management Company.

8.9 Governing Law. This Agreement has been executed and delivered in the State of Georgia and all of the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof.

8.10 Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Agreement nor in any way affect this Agreement.

8.11 Non-Recourse Nature of Tenant’s Obligation. Notwithstanding anything else herein contained, the obligations of Tenant hereunder shall be limited to its interest in the Community and the revenues thereof and Receivables and accounts related thereto, and Management Company shall have no right to proceed against any other assets of Tenant to satisfy any obligation of Tenant. No officer, director, or member of Tenant shall have any personal liability hereunder.

8.12 HIPAA Compliance. The parties agree that the services provided under this Agreement will comply in all material respects with all federal and state-mandated regulations, rules, or orders applicable to the services provided herein, including but not limited to regulations promulgated under Title II, Subtitle F of the Health Insurance Portability and Accountability Act (Public Law 104-91) (“HIPAA”).

8.13 Additional Reports. In connection with Tenant’s responsibility to maintain effective internal controls over financial reporting and the Tenant’s requirements for complying with the Sarbanes Oxley Act of 2002, Management Company hereby agrees to provide, as an Operating Expense, access and reasonable assistance as may be requested by Tenant that will allow Tenant to conduct activities necessary to satisfy its responsibilities, as previously outlined, including, without limitation, the activities stipulated by the Public Company Accounting Oversight Board in its 2004-1, or other similarly promulgated guidance by other regulatory agencies. Management Company hereby agrees to provide, at Tenant’s request and as an Operating Expense, (i) evidence of Management Company documented policies regarding “whistleblower” procedures and regarding the reporting of fraud or misstatements involving Community financial reporting, and (ii) access for the Tenant to conduct such procedures as Tenant reasonably considers necessary to make a determination that Management Company has maintained an effective system of internal controls over financial reporting. In addition to the foregoing, Management Company shall provide Tenant with access to the books and records of the Community in order to perform miscellaneous other internal audit procedures as deemed reasonably appropriate by Tenant. Notwithstanding the other terms, covenants and conditions of this Section 8.13, the parties acknowledge and agree that Management Company shall have no responsibility or obligation with regard to Tenant’s obligations stipulated by the Public Company Accounting Oversight Board or under the Sarbanes Oxley Act of 2002, except to comply with requests which may be made by Tenant under this Section 8.13.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

TENANT:	CHT ACWORTH GA TENANT CORP., a Delaware corporation

	By:	/s/ Kevin Maddron

	Name:	Kevin Maddron

	Title:	Senior Vice President

MANAGEMENT COMPANY:	TRINITY LIFESTYLES MANAGEMENT II, LLC, a Georgia limited liability

	By:	/s/ Alfred S. Holbrook, III
Alfred S. Holbrook, III, Chief Management Company

EXHIBIT A

The Land

[Intentionally Omitted]

EXHIBIT B

REQUIRED INSURANCE

[Intentionally Omitted]

EXHIBIT C

QUARTERLY CERTIFICATION

[Intentionally Omitted]